                  RESEARCH COLLABORATION, CONTRACT SERVICE AND
                                LICENSE AGREEMENT

     THIS RESEARCH COLLABORATION, CONTRACT SERVICE AND LICENSE AGREEMENT (the "Agreement") is made and entered into effective as of March 31, 1999 (the "Effective Date") by and between VERSICOR, INC., a Delaware corporation with its principal office at 34790 Ardentech Court, Fremont, CA 94555 ("Versicor") and PHARMACIA AND UPJOHN COMPANY, a Delaware corporation with a principal office at 7000 Portage Road, Kalamazoo, Michigan 49001 (together with its Affiliates "P&U"). Versicor and P&U may be referred to herein individually as a "Party" and collectively as the "Parties." Terms not otherwise defined herein shall have the meanings set forth in Article 1.

                                    RECITALS

     WHEREAS, Versicor is engaged in the design, discovery and synthesis of new classes of small molecule drugs that may be useful as pharmaceuticals;

     WHEREAS, P&U is a pharmaceutical company dedicated to the research, development, manufacture and commercialization of pharmaceutical products; and

     WHEREAS, Versicor and P&U wish to establish a collaborative relationship to discover second and third generation oxazolidinone product candidates using oxazolidinone-based compounds and know-how from each Party.

     NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, Versicor and P&U agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     For purposes of this Agreement, the following terms shall have the following meanings:

     1.1 "AFFILIATE" means, with respect to a Party, any trust, business, joint venture, partnership, corporation, association or any other entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by a Party. For purposes of this definition, the term "controls" (including, with correlative meanings, the terms "owned by" and "under common ownership with") means the direct or indirect ownership of more than fifty percent (50%) of outstanding voting securities of a corporation or other entity or comparable equity interest in any other type of entity.

     1.2 "COLLABORATION COMPOUND" means any Compound, with the specific exception of Excluded Compounds, that is:

          (a) an Included P&U Compound; or

          (b) an Oxazolidinone Compound discovered or synthesized by Versicor prior to the Effective Date, including but not limited to any Compound claimed in a Compound Patent; or

          (c) an Oxazolidinone Compound discovered or synthesized by either Party during the Research Term and pursuant to the Research Project; or

          (d) claimed by any genus claim in a Collaboration Patent claiming an invention made solely or jointly by Versicor during the Research Term and pursuant to the Research Project, which Compound is synthesized by or on behalf of P&U prior to the date three (3) months after the end of the Research Term.

     1.3 "COLLABORATION KNOW-HOW" means all Know-how (other than Excluded Compounds) that is discovered, invented or developed by either Party during the Research Term and pursuant to work conducted under the Research Project, which is necessary or useful to identify, discover, synthesize, develop, make, or use a Collaboration Compound.

     1.4 "COLLABORATION PATENT" means any Patent that claims any invention in Collaboration Know-how or that comprises or relates to a Collaboration Compound.

     1.5 "COMBINATION PRODUCT" means any Product containing a Lead Candidate and one or more other active ingredients in addition to such Lead Candidate. As used herein and in Section 1.22, the term "active ingredient" does not include any ingredient whose primary effect is the enhancement of drug delivery, even if such ingredients have pharmacological activity.

     1.6 "COMPOUND" means any composition of matter.

     1.7 "COMPOUND PATENT" means any Patent or Patent application listed on Schedule a that claims an Oxazolidinone Compound and that is Controlled by Versicor as of the Effective Date, and any continuation, continuation-in-part (to the extent the claims of such application claim subject matter disclosed in the patent application), divisional, reissue, reexamination or extension of any of the foregoing Patents or Patent Applications.

     1.8 "CONFIDENTIAL INFORMATION" means all Know-how received (whether in oral, written, graphic or electronic form) by a Party from the other Party pursuant to this Agreement other than Know-how that the receiving Party can prove by competent evidence:

          (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known by or available to the public; or

          (ii) is known by the receiving Party at the time of receiving such information, as evidenced by its records; or

          (iii) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or

          (iv) is independently developed by the receiving Party without the aid, application or use of Confidential Information; or

          (v) is the subject of a written permission to disclose provided by the disclosing Party.

     1.9 "CONTROLLED" means, with respect to any Know-how or Patent, ownership thereof or the ability of a person to grant to another person access, an assignment, a license, or a sublicense to such Know-how or Patent without violating the fights of a Third Party.

     1.10 "EXCLUDED COMPOUNDS" means any of the following Compounds: (a) PNU-100592, PNU-100766 (linezolid), PNU-141659, PNU-177553, PNU-179759,
PNU-184147, PNU-184148, PNU-184149, PNU-184248, PNU-184249, PNU-184320, or
PNU-184539, or (b) any other Oxazolidinone Compound, whether patented or not, that P&U synthesized prior to the Effective Date, but excluding any Included P&U Compound, or (c) any ester, salt, hydrate, solvate or prodrug of the foregoing Compounds set forth in (a) or (b).

     1.11 "FDA" means the United States Food and Drug Administration and any successor agency thereof.

     1.12 "FIELD" means antibacterial use in humans.

     1.13 "FTE" means the amount of work equivalent to a full time equivalent researcher employed on a full time basis consistent with normal business and scientific practice (at least 40 hours per week of dedicated effort for at least 48 weeks per year).

     1.14 "FIRST COMMERCIAL SALE" means the first commercial transfer of a Product to a Third Party in a particular country by P&U or its Affiliate or Sublicensee, for payment in cash or in kind, but excluding sales or transfers of a Product that is used in any testing or clinical trial.

     1.15 "HIT COMPOUND" means a Collaboration Compound that demonstrates any reproducible, significant activity in an assay that searches for activity that may be useful in the Field. The JRC will establish the level of activity and specificity required to constitute a "Hit Compound."

     1.16 "INCLUDED P&U COMPOUND" means any Oxazolidinone Compound that (a) P&U synthesized prior to the Effective Date, and (b) the JRC or P&U determines is appropriate for inclusion into the Research Project as a Collaboration Compound (for the reason that such Compound is determined either to be active in a screen for human bacterial diseases conducted after the Effective Date or to have useful activity in the Field based on Collaboration Know-how), and (c)is included by the JRC on Schedule B on or after the Effective Date, which Schedule may be amended from time to time by the JRC.

     1.17 "IND" means the application required to be filed with the FDA (pursuant to 21 CFR ss.312.3), or with any equivalent agency or governmental authority outside the United States

(e.g., ICTA ex-U.S.), before human clinical trials may be conducted in the particular regulatory jurisdiction.

     1.18 "JRC" means the joint research committee organized to supervise and manage the Research Project pursuant to Article 3 below.

     1.19 "KNOW-HOW" means materials, techniques, technology, practices, trade secrets, intellectual property, inventions (whether or not patentable), methods, knowledge, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data and results or descriptions, and software.

     1.20 "LEAD CANDIDATE" means any Hit Compound that is selected by the JRC for additional Hit Compound expansion and initial pre-clinical safety assessment, testing and development in the Field.

     1.21 "NDA" means a complete New Drug Application and all amendments and supplements thereto filed with the FDA (as more fully defined in 21 C.F.R. 314.5 et seq.), or the equivalent application filed with any equivalent agency or governmental authority outside the United States (including any supra-national agency such as in the European Union) requiring such filing, including all documents, data, and other information concerning a Product which are necessary for gaining Regulatory Approval to market and sell such Product.

     1.22 "NET SALES" means the actual amount invoiced for sale of a Product by P&U or its Affiliate(s) or Sublicensee(s) to a Third Party after deducting the following, to the extent actually incurred or allowed with respect to such sale:

          (a) actual transportation charges, including insurance, paid by the selling party;

          (b) import, export, sales, use and excise taxes, tariffs and duties paid or allowed by a selling Party and any other governmental charges imposed upon the importation, use or sale of a Product;

          (c) normal and customary (i) quantity discounts (including volume or formulary or other positioning discounts paid or credited to any wholesaler, purchaser or Third Party payor or other contractee as a result of a contractual arrangement specific to a Product), (ii)cash discounts (including discounts for prompt payment), and (iii)trade promotional allowances and credits, in each case of (i), (ii), or (iii), in the ordinary course of a business;

          (d) discounts (including retroactive price reductions or a statutorily required reimbursement) mandated by or granted in response to local, state, provincial or federal law or regulation;

          (e) allowances or credits to customers on account of recalls, rejection or return (including for spoiled, damaged and outdated goods) in the ordinary course of business;

          (f) rebates paid or credited to any government or agency or any Third Party payor, administrator or contractee; and

          (g) wholesaler charge-backs allowed and taken in amounts customary in the trade.

Net Sales shall not include the supply of Product as commercial samples or for use in testing or clinical or marketing studies undertaken; nor shall it include sales between or among P&U and its Affiliates or Sublicensees (except where such Affiliates or Sublicensees are end users), but Net Sales shall include the subsequent final sales to Third Parties by such Affiliates or Sublicensees.

In the event Versicor is entitled to royalties under this Agreement for any Product sold in the form of a Combination Product, Net Sales for determining such royalties will be calculated by multiplying Net Sales of such Combination Product by the fraction A/(A+B) where a is the fair market value of the portion of the Combination Product that contains the Collaboration Compound and B is the fair market value of the other active ingredients included in such Combination Product, as determined by market prices of such portions if separately priced and sold, or if not so priced and sold, as determined by mutual agreement of the Parties.

     1.23 "OXAZOLIDINONE COMPOUND" means any Compound with the general chemical structure set forth in Schedule C, or an analog thereof as determined by the JRC.

     1.24 "PATENTS" means (i) valid and enforceable letters patent, and all related reexaminations, reissues, renewals, extensions, inventor's certificates and all foreign counterparts thereof, and (ii) pending (at any time during the Term of this Agreement) applications for letters patent, including without limitation all provisional, divisional, substitute, continuation and continuation-in-part applications and all foreign counterparts thereof.

     1.25 "P&U KNOW-HOW" means Know-how (other than Excluded Compounds) that is Controlled by P&U during the Research Term and that is useful for Versicor to conduct its obligations and tasks under the Research Project, excluding P&U Patents.

     1.26 "P&U PATENTS" means all Patents that are Controlled by P&U during the Term of the Agreement and that (a)claim an Included P&U Compound, or (b)claim any Collaboration Compound or the manufacture or use thereof, or (c)are necessary or useful for discovering, developing, manufacturing, or using Collaboration Compounds.

     1.27 "PRODUCT" means any finished pharmaceutical composition containing any formulation or dosage of a Collaboration Compound as a pharmaceutically active ingredient.

     1.28 "REGULATORY APPROVAL" means any approval (including pricing and reimbursement approvals), license, registration or authorization of any national, supra-national, regional, state or local regulatory agency, department or other governmental entity necessary for the manufacture, distribution, storage, importation, exportation, use and sale of a Product in a regulatory jurisdiction.

     1.29 "RESEARCH PLAN" means the plan adopted and revised by the JRC covering each Party's responsibilities 'in support of the research work to be contemplated by this Agreement. The initial Research Plan is set forth in the Scientific Scope Statement attached as Schedule D.

     1.30 "RESEARCH PROJECT" means the collaborative research activities carried out by the Parties pursuant to the terms and conditions of this Agreement, as set forth in the Research Plan.

     1.31 "RESEARCH TERM" means the period beginning on the Effective Date and ending on the third anniversary of the Effective Date, or on the second anniversary of the Effective Date if P&U elects to terminate the Research Project early as provided in Section 11.1.

     1.32 "SUBLICENSEE" means any entity, other than Versicor or an Affiliate of P&U, to whom P&U has granted a license or sublicense with respect to the Product.

     1.33 "TERM" means the period beginning on the Effective Date and ending as provided for in Section 11.2

     1.34 "THIRD PARTY" means any entity other than Versicor or P&U, an Affiliate of Versicor or P&U, or a Sublicensee.

     1.35 "VALID CLAIM" means a claim in an issued Patent or pending Patent application, which claim has not lapsed, been cancelled or abandoned, and has not been or is not declared invalid, as determined by an unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been or is not admitted to be invalid or unenforceable through reissue or disclaimer.

     1.36 "VERSICOR KNOW-HOW" means all Know-how that is Controlled by Versicor during the. Research Term that is useful for P&U to conduct its obligations and tasks under the Research Project, but excluding Collaboration Know-how.

     1.37 "VERSICOR PATENTS" means the Patents that are Controlled by Versicor during the Term of the Agreement and are useful to discover, develop, manufacture, or use Collaboration Compounds or Products, but excluding Compound Patents and Collaboration Patents.

                                    ARTICLE 2
                     ASSIGNMENT OF RIGHTS AND LICENSE GRANTS

     2.1 ASSIGNMENT. Subject to the terms and conditions of this Agreement, Versicor shall assign to P&U Versicor's entire right, title and interest in and to (i) the Compound Patents pursuant to a patent assignment agreement executed on the same date as this Agreement and (ii) any Oxazolidinone Compound synthesized, discovered and/or developed by Versicor prior to the Effective Date. Versicor otherwise retains all rights, title and full interest in and to its technology, Patents and Know-how, subject only to the licenses granted hereunder.

     2.2 RESEARCH LICENSES.

          (a) Subject to the terms and conditions of this Agreement, Versicor grants to P&U during the Research Term a worldwide, exclusive (with reserved rights to Versicor) royalty-free license, without the right of Versicor to grant further licenses or of P&U to grant sublicenses, under the Versicor Know-how and Versicor Patents as necessary for P&U to conduct its obligations and tasks under the Research Plan.

          (b) Subject to the terms and conditions of this Agreement, P&U grants to Versicor during the Research Term a worldwide, non-exclusive, royalty-free license, without the right to grant sublicenses, under the P&U Know-how, P&U Patents, Collaboration Know-how and Collaboration Patents as necessary for Versicor to conduct its obligations and tasks under the Research Project.

     2.3 COMMERCIALIZATION LICENSE. Subject to the terms and conditions of this Agreement, Versicor grants to P&U during the Term of this Agreement a worldwide, exclusive, royalty-bearing license under the Versicor Know-how and Versicor Patents to use, make, have made, market, distribute, promote, offer for sale, sell, export and import Product, including the right to grant sublicenses to Affiliates and Sublicensees.

     2.4 RIGHT OF FIRST REFUSAL. In the event that P&U elects to seek a partner or sales representative to co-promote an intravenous composition containing a Collaboration Compound for the territory comprising the United States and Canada, P&U shall notify Versicor of its intentions, and Versicor shall have a non-exclusive right to negotiate with P&U for such a co-promotion agreement, if Versicor elects to negotiate for such rights, then P&U and Versicor each agree to negotiate in good faith commercially reasonable terms for a co-promotion agreement at that time. P&U shall remain free to concurrently negotiate the same opportunity with a Third Party, provided that, to the extent Versicor's sales force is of similar size, quality and productivity as such Third Party's sales force, P&U may not grant any such right to a Third Party on terms equal or less advantageous to P&U than were proposed by Versicor. In the event that (i) Versicor's sales force is not of similar size or quality and productivity as such Third Party's sales force or (ii)P&U obtains more favorable terms and conditions from such Third Party, P&U may enter into an agreement with such Third Party with no further obligation to Versicor other than to inform Versicor of the agreement with such Third Party.

     2.5 SUBLICENSES. P&U shall notify any Sublicensee hereunder of P&U's rights and obligations under this Agreement licensed to such Sublicensee and require such Sublicensee to be bound by all of the terms and conditions of this Agreement, as applicable. P&U shall guarantee the actions of its respective Sublicensees with respect to meeting the obligations hereunder. Upon termination of this Agreement by P&U or Versicor pursuant to Article 11, no existing sublicenses shall be affected by such termination as long as such Sublicensee is in compliance with all of the terms and conditions of its sublicensee agreement, and all such sublicenses shall remain in effect according to their terms and shall be either (a) assigned to Versicor, if acceptable to Versicor or P&U, or
(b) continue as Sublicensees of P&U following such termination.

     2.6 NO OTHER LICENSE. No right or license under any Patent or patent application is granted by P&U or Versicor under this Agreement, except as specifically and expressly set forth herein.

                                    ARTICLE 3
                            JOINT RESEARCH COMMITTEE

     3.1 FORMATION. Within thirty (30) business days after the Effective Date, Versicor and P&U shall organize the JRC, which will consist of three (3) members from Versicor and four (4) members from P&U. P&U shall select one of its members to serve as Chairperson of the JRC. Either Party may appoint, substitute or replace members of the JRC upon notice to the other Party.

     3.2 FUNCTION. The JRC shall plan, coordinate, oversee and manage the Research Project and ensure that the Research Project proceeds in a timely and coordinated fashion. The JRC shall have the responsibility and authority, among other things, to:

          (a) establish and modify research goals and prepare, adopt and revise the Research Plan to achieve the objectives of this Agreement;

          (b) assign tasks and responsibilities to the Parties under the Research Plan (including but not limited to determining each Party's responsibilities for Compound synthesis and the methods and sites for testing) and monitor the same;

          (c) set criteria for identification of Hit Compounds and recommend to P&U Hit Compounds to be selected for assessment, testing and development as Lead Candidates and/or to be chemically modified for such development;

          (d) determine target specifications for second and third generation Lead Candidates, establish and pursue appropriate screening assays relative to the Field, and select Collaboration Compounds appropriate for exploration and optimization;

          (e) examine Versicor's existing Oxazolidinone Compound database to identify any molecules that may already qualify as Lead Candidates and evaluate Versicor's novel oxazolidinone templates for further optimization;

          (f) provide Versicor with certain novel P&U oxazolidinone templates for combinatorial chemistry and/or possible parallel synthesis by Versicor (as deemed necessary and appropriate by the JRC) in accordance with the Research Plans;

          (g) synthesize and test Collaboration Compounds in JRC determined test-systems and evaluate their results;

          (h) propose and provide specific and novel oxazolidinone templates for expansion by combinatorial chemistry methods or parallel synthesis by the Parties under the Research Project;

          (i) transfer appropriate oxazolidinone combinatorial chemistry and medicinal chemistry methods between the Parties;

          (j) monitor the progress of the Research Project;

          (k) amend Schedule a of this Agreement as may be necessary or appropriate; and

          (l) determine the number of FTEs needed to staff the Research Project, pursuant to Section 4.5, and the ratio of chemists to biologists and PhDs to non-PhDs that serve as FTEs.

     3.3 DECISION MAKING. All decisions of the JRC shall be made by a majority vote of the members. In the event of a deadlock on any matter to be decided by the JRC, the Chairperson shall cast the deciding vote.

     3.4 MEETINGS. 'The JRC shall meet in-person or by teleconference on a calendar quarter basis (or more frequently as may be agreed upon) to review the Parties' progress in performing the Research Project, with each Party to bear all travel and related costs for its representatives. The Chairperson shall be responsible for the timing, agenda and minutes of each JRC meeting. The location of the JRC meeting will alternate between Versicor's facility and one of P&U's facilities. Non-members of the JRC are welcome to attend; provided, however, that prior notice of their attendance is given to and approved by the JRC's Chairperson. Each JRC meeting will be summarized within two weeks after the meeting, and the summary will not be official until the Chairperson has agreed to it.

     3.5 DURATION. The JRC will function throughout the Research Term and disband at the conclusion of the Research Term. After the Research Term, P&U shall have all of the rights and shall undertake all of the responsibilities of the JRC as set forth herein.

                                    ARTICLE 4
                             RESEARCH COLLABORATION

     4.1 EXCLUSIVITY. Collaboration Compounds shall be developed and commercialized for use pursuant to and subject to the provisions of this Agreement. During the Research Term and for three (3) years thereafter, Versicor shall not enter into any negotiations or agreements with any Third Party with respect to the identification, discovery, synthesis, development or commercialization of any Oxazolidinone Compound; provided, however, that after the Research Term, Versicor may independently discover, synthesize, develop and COMMERCIALIZE an Oxazolidinone Compound, but only to the extent such Compound is not a Collaboration Compound.

     4.2 OBJECTIVES. The primary objective of this Agreement and the Research Project is to discover, synthesize and develop second generation Oxazolidinone Compounds and to screen such compounds in a high throughput screening and compound-profiling process in order to identify and select Lead Candidates in the Field. a secondary objective, to the extent time and resources permit, would be to identify third generation Oxazolidinone Compounds. The proposed criteria for second generation and third generation compounds is set forth in the Scientific Scope Statement, dated October 26, 1998, attached as Schedule D.

     4.3 OBLIGATIONS AND RESPONSIBILITIES OF THE PARTIES. In addition to those tasks and responsibilities assigned to each Party by the JRC, Versicor and P&U will have the following obligations and responsibilities.

          (a) VERSICOR. Versicor will transfer any novel oxazolidinone-dependent combinatorial chemistry compounds and methods to P&U (including Compound Patents and Oxazolidinone Compounds discovered, synthesized or developed by Versicor prior to the Effective Date), in accordance with Section 2.1, for the performance of the Parties' obligations under the Research Project.

          (b) P&U. P&U will be responsible for all development activities, if any, related to any Collaboration Compound that the JRC has designated as a Lead Candidate, including but hot limited to P&U determining, in its sole discretion, whether and to what extent any Lead Candidate should be the subject of (i) any further assessment or testing, (ii) any pre-clinical or clinical development, (iii)any regulatory submission seeking Regulatory Approval, or (iv)any manufacturing, testing and commercialization as a Product.

     4.4 RESEARCH PROJECT. The Research Project shall be conducted in accordance with the initial Research Plan, which is set forth in the Scientific Scope Statement attached as Schedule D and which the JRC may modify or supplement from time to time. The Research Project shall address, without limitation: (i) the JRC's initial examination of (a) all Oxazolidinone Compounds known and/or identified by Versicor as of the Effective Date, including Compounds claimed under Compound Patents and (b) Included P&U Compounds as selected by P&U or the JRC from P&U's library of such Compounds in existence as of the Effective Date, from which the JRC may select molecules for further derivatization or as Lead Candidates; (ii) evaluation of novel oxazolidinone templates for further chemical Synthesis to prepare additional Collaboration Compounds for screening in assays; (iii) confirmation of Hit Compounds and determination of specifications for Hit Compounds; (iv)determination of contribution by each Party of combinatorial chemistry methods and technology to the Research Project;
(v) division of responsibility for assessing activity of Hit Compounds; and
(vi)the division of responsibility for in-vivo testing of Collaboration Compounds and any scale-up chemistry.

     4.5 FTES. During the Research Term, and unless otherwise agreed to by the JRC, P&U will provide funding to Versicor pursuant to Section 6.3 to support at least ten (10) qualified FTEs at Versicor as specified in the Research Plan. P&U will also commit the number of FTEs to perform its responsibilities herein as specified in the Research Plan. Any modification in such FTE commitments by the Parties shall be made by the JRC in accordance with Article 3. Versicor will employ the number of FTEs supported by P&U hereunder and will assign such FTEs to work solely on the Research Project.

     4.6 RESEARCH EFFORTS AND DILIGENCE. Each Party shall use commercially reasonable efforts to perform its responsibilities under the Research Plan and shall comply with all applicable good laboratory practices and applicable legal requirements. As used in this Agreement, the term "commercially reasonable efforts" means, unless the Parties agree otherwise in writing, those efforts consistent with the exercise of prudent scientific and business judgment in accordance with industry standards, as applied to other products of similar scientific and commercial potential.

     4.7 AVAILABILITY OF RESOURCES. Each Party will maintain laboratories, offices and all other facilities, at its own expense and risk, necessary to carry out its responsibilities under the Research Project. In particular, within ninety (90) days following the Effective Date, Versicor will have established, and will thereafter maintain during the Research Term, a BSL-2 laboratory space for conducting the work. Each Party agrees to make its employees reasonably available at their respective places of employment to consult with the other Party on issues arising during the collaboration and/or in connection with any request from any regulatory agency.

     4.8 DISCLOSURE; SCREENING OF COLLABORATION COMPOUNDS. Each Party will make available and disclose to the other Party as promptly as is reasonably practicable all Collaboration Know-how that is possessed, learned, acquired or discovered by such Party at any time during the Research Term. In addition, each Party shall inform the other promptly upon identifying any Hit Compounds in its performance of screening activities pursuant to the Research Plan and shall provide additional information with respect thereto. During the Research Term, as assays are developed and validated pursuant to the Research Plan, the Parties shall disclose to the JRC any results and other biologic screening activities, as well as information pertaining to potential Hit Compounds, as soon as reasonably practicable after such results and information are obtained. The JRC shall promptly determine which Collaboration Compounds will continue in the process for further development.

     4.9 REPORTS. During the Research Term, and within thirty (30) days following the end of each calendar quarter, Versicor and P&U shall each provide to the JRC a written report summarizing in reasonable detail the work performed by it under the Research Plan, and the results thereof, during the preceding calendar quarter. In addition, on reasonable request by a Party, the other Party will make presentations of its activities under this Agreement. Collaboration Know-how disclosed by one Party to the other Party pursuant hereto will be treated as Confidential Information of the disclosing Party (in accordance with Article 9) and used only in accordance with the rights granted under this Agreement. After the Research Term and during the Term, to the extent applicable, P&U shall provide Versicor with annual reports concerning the status of any development and commercialization activities with respect to any Lead Candidate.

     4.10 RECORDS. Versicor and P&U shall each maintain records in sufficient detail and in good scientific manner that properly reflect all work done and results achieved in the performance of the Research Project (including all data in the form required to be maintained under any applicable governmental regulations). Such records shall include books, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the Research Project. Versicor and P&U shall each have the right to inspect such records of the other and shall provide copies of all requested records, to the extent reasonably required for the performance of the requesting Party's obligations under this Agreement; provided, however, that such records shall constitute Confidential Information and shall be held in accordance with Article 9, and the requesting Party shall not use such records or information except to the extent otherwise permitted by this Agreement.

     4.11 SUBCONTRACTS. Notwithstanding Section 4.1, and subject to both the provisions of Article 9 and the prior written approval of the JRC, Versicor and P&U may subcontract portions of the Research Project to be performed by them in the normal course of their business to a Third Party; provided, however, that such Third Party has entered into an appropriate confidentiality agreement with Versicor and/or P&U, as the case may be, obligating such Third Party to be bound by the obligations contained in this Agreement and that the JRC has no valid objections to the use of such Third Party.

                                    ARTICLE 5
                               PRODUCT DEVELOPMENT

     5.1 P&U DEVELOPMENT EFFORTS. During and after the Research Term, P&U shall have the exclusive right to determine, in its sole discretion, whether to assess, screen, test or clinically develop any Collaboration Compound or Lead Candidate (and, if applicable, the appropriate development plan for any selected Collaboration Compound or Lead Candidate), whether to seek Regulatory Approval of any Product containing a Collaboration Compound or Lead Candidate, and whether (and to what extent) to commercialize any Product containing a Collaboration Compound or Lead Candidate. P&U agrees to use commercially reasonable efforts to clinically develop Collaboration Compound or Lead Candidates that it selects, if any, for further development, with the goal of obtaining Regulatory Approval of a second generation Oxazolidinone Compound.

     5.2 DEVELOPMENT INFORMATION AND REPORTING. Commencing upon the first Phase I trial covering a Collaboration Compound in the Field or Lead Candidate, if any, P&U shall prepare and maintain complete and accurate records and other Know-how regarding the efforts and results of any worldwide clinical development of each Collaboration Compound in the Field or Lead Candidate. At least annually, P&U shall provide Versicor with (i)a status report, describing the efforts undertaken and results of all such development efforts on each Collaboration Compound in the Field or Lead Candidate that P&U has selected for further development and (ii) P&U's plans, if any, for future development activities over the next 12-month period. Such reports shall reasonably and accurately summarize the status and results of all such development efforts. Versicor will be entitled to provide comments to P&U regarding such development efforts, and P&U shall reasonably consider such comments. Notwithstanding

Versicor right to review and comment, P&U (along with its Affiliates) retains the right, using commercially reasonable efforts, to develop any selected Collaboration Compound in the Field or Lead Candidate in its sole discretion.

                                    ARTICLE 6
                               PAYMENT OBLIGATIONS

     6.1 ASSIGNMENT AND LICENSE FEE. In consideration of the assignments of rights and grant of the license set forth in Sections 2.1 and 2.3, P&U agrees to pay Versicor [ * ] within fifteen (15) business days of the Effective Date.

     6.2 EQUITY INVESTMENT.

          (a) In connection with the transactions set forth herein, P&U agrees to purchase a total of Three Million Seven Hundred Fifty Thousand ($3,750,000) of Versicor preferred stock pursuant to the terms and conditions of a Stock Purchase Agreement (the "SPA") executed on the same date as this Agreement. The parties acknowledge and agree that the purchase price of such preferred stock shall be $7.50 per share.

          (b) In addition, Versicor shall have the sole option to cause P&U to make a single, additional equity investment in Versicor, solely as provided in and pursuant to the terms and conditions of Section 1.2(b) of the SPA.

     6.3 RESEARCH STAFFING AND FUNDING. Versicor agrees to provide contract R&D services to P&U in support of the Research Project, and P&U agrees to provide Versicor funding to support the Research Project as follows:

          (a) Versicor shall employ a total of at least ten (10) FTEs, and Versicor agrees that the chemistry FTEs shall be dedicated full time to the Research Plan, while other FTEs under the Research Plan may be allocated as appropriate.

          (b) Within fifteen (15) days of the Effective Date, P&U will pay Versicor One Million Two Hundred Thousand Dollars ($1,200,000) as a 1999 contract research service fee. Additionally, P&U will provide Versicor funding to support the FTEs employed by Versicor that are dedicated full time to the Research Project on a fully allocated FTE basis, in an amount equal to: (i)[ * ] per FTE per year for the first year of the Research Project; (ii) [ * ] per FTE per year for the second year of the Research Project; and (iii) [ * ] per FTE per year for the third year of the Research Project, all in accordance with the FTE requirements set forth in the Research Plan. The amounts referenced in (i), (ii) and (iii) above shall be payable in advance in four quarterly installments during each calendar year on or before the beginning of each calendar quarter. Any payments for a portion of a quarterly period shall be made on a pro rata basis. The first such payment shall be made within ten (10) days of the Effective Date. P&U will bear all of its own expenses incurred in connection with the Research Project.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

          (c) In the event Versicor exercises the Put Option provided in
     Section 1.2(b) of the SPA to require an additional equity investment from P&U, and Versicor exercises such Put Option AFTER Versicor's firm commitment, underwritten initial public offering, P&U will pay Versicor an additional [ * ] as reimbursement to Versicor for that year's research and development expenses of the Research Project. Such payment will be made to Versicor, if at all, only in conjunction with (and not independent of) the proper exercise by Versicor of the Put Option as set forth in Section 1.2(b) of the SPA (including without limitation giving the appropriate notice to P&U as required in such Section).

          (d) Versicor agrees that P&U is entitled to claim the FTE support payments on its federal tax returns as R&D expenses for purposes of Sections 174 and 41 of the Internal Revenue Codes, as amended.

     6.4 RESEARCH PERFORMANCE BONUS PAYMENTS.

          (a) Subject to Section 6.6, within thirty (30) days after achievement or completion of each of the research performance events set forth below, P&U shall pay to Versicor the indicated research performance bonus with respect to each Lead Candidate:

          [ * ]

          Total                                  $14,000,000

          (b) All research performance bonus payments made by P&U under this
     Section 6.4 may be credited against royalties owed by P&U to Versicor under Section 6.5, until the total amount of such payments have been fully credited against royalties owed, but provided that (i) P&U may not apply such credits (aggregated with any other credits or deductions) so as to reduce the amount of royalties owed for any particular calendar quarter by more than [ * ] of the amount otherwise owed under this Article 6, and (ii) any amount of such credit or deduction that was not credited because of the



[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

          [ * ] limitation may be applied in future quarters until fully utilized. Any amounts of uncredited research performance bonus payments that cannot be credited against a particular royalty payment may be carried forward and credited against future royalty payments owed hereunder, subject also to the foregoing limitation.

          (c) In the event that P&U pays to Versicor any research performance bonus with respect to a Lead Candidate, which Lead Candidate is subsequently abandoned (or must be abandoned) by P&U for any reason, then P&U shall be credited with all research performance bonus payments made with respect to such abandoned Lead Candidate to be applied against research performance bonus payments for then current or future Lead Candidates or credited against then current or future royalty payments as provided herein.

          (d) P&U shall have no obligation to pay Versicor any research performance bonus with respect to any Collaboration Compound developed and/or approved for use outside the Field, with the specific and limited exception that for the first (and only the first) Collaboration Compound developed for non-antibacterial use in humans, P&U will, subject to Sections 6.4(b) and (c), pay Versicor f of the research performance bonus as set forth in Section 6.4(a).

     6.5 ROYALTY. In further consideration of the assignment of rights and licenses granted pursuant to Section 2.1 and 2.3, and subject to Sections 6.6 and 6.7, P&U agrees to pay Versicor certain royalties as follows:

          (a) ANTIBACTERIAL USE IN HUMANS. Subject to the terms and conditions of this Agreement, P&U shall pay to Versicor a royalty on the total, worldwide Net Sales of each Product (calculated individually, not in the aggregate, on an annual basis) sold for use solely or primarily in the Field, with the royalty amount determined as follows:

              (i) [ * ] of the total annual Net Sales of each Product sold for use solely or primarily in the Field up to the first $500,000,000 of such sales in a calendar year;

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

              (ii) [ * ] of the total annual Net Sales of each Product sold for use solely or primarily in the Field in excess of $500,000,000 of such sales and through $1,000,000,000 of such sales in such calendar year; and

              (iii) [ * ] of the total annual Net Sales of each Product sold for use solely or primarily in the Field in excess of $1,000,000,000 in such calendar year.

          (b) OTHER USES IN HUMANS. Subject to the terms and conditions of this Agreement, and to the extent any Product is sold for use in humans other than for use solely or primarily in the Field, P&U shall pay to Versicor a royalty on the total, worldwide Net Sales of Such Product in accordance with the royalty rates set forth in Section 6.5(a).

          (c) ANY NON-HUMAN USE. Subject to the terms and conditions of this Agreement, and to the extent any Product is sold for any non-human use, P&U shall pay to Versicor a royalty on the total, worldwide Net Sales of such Product in accordance with the royalty rates set forth in Section 6.5(a), except that such royalty rates shall be reduced by

          (d) DETERMINATION OF NET SALES AND ROYALTY. The determination of Net Sales for calculating the royalty rate shall be made separately for any Product (i) used solely and primarily in the Field (which may or may not include Combination Products), (ii) used in humans outside of the Field (which may or may not include Combination Products) and (iii) in non-humans (which may or may not include Combination Products). The actual royalty rate based on the level of Net Sales shall then be calculated on a Product by Product basis, taking into account any modifications or adjustments to the royalty rate as provided herein.

     6.6 LIMITATION ON PAYMENT OBLIGATION. Notwithstanding Sections 6.4 and 6.5, P&U's obligation to pay Versicor any research performance bonus or royalty under those Sections shall arise if and only if the Product for which a research performance bonus or royalty payment is sought is a Collaboration Compound or Lead Candidate with a chemical structure experimentally confirmed prior to the date three (3) months after the expiration of the Research Term, and any salt, hydrate or solvate thereof; otherwise, P&U shall have no obligation to pay any performance bonus or royalty to Versicor.

     6.7 ROYALTY REDUCTION.

          (a) NO VALID CLAIM. For sales of a Product in a country where there is no Valid Claim in a Collaboration Patent or Versicor Patent that claims the composition, manufacture, or use of the Product or the Collaboration Compound in such Product, then the amount of royalty owed by P&U for such sales shall be equal to fifty percent (50%) of the amount of royalties owed as calculated under Section 6.5 for such sales in such country; provided, however, that, in the event it is subsequently determined that no Valid Claim existed, P&U shall be credited with fifty percent (50%) of any royalties paid (against future royalties owed) during the period that no Valid Claim existed.



[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

          (b) THIRD PARTY PATENTS. If the JRC or P&U, as applicable, in its reasonable judgment, determines that P&U is required to obtain a license from a Third Party under a Valid Claim of a dominating Patent owned by such Third Party in order to import, manufacture, distribute, use, market or sell a Product or the Collaboration Compound contained in a Product, and the infringement of such Patent cannot reasonably be avoided by P&U, then P&U shall be entitled to seek and obtain such license, and P&U shall be entitled to reduce the amount of royalties owed under Sections 6.5 and 6.7(a) with respect to sales of such Product in the countries where such license is obtained by fifty percent (50%) of the amount of the royalty actually paid to such Third Party based on the sales of such Product in such countries, provided that in any event the royalty payable to Versicor shall not be reduced by more than fifty percent (50%) of the amounts otherwise owed under Sections 6.5 and 6.7(a).

     6.8 ROYALTY TERM. The royalty obligation of P&U with respect to a particular Product in a country shall commence on the date of First Commercial Sale of the Product in such country and shall expire upon the later of: (a) 10 years from the date of First Commercial Sale in such country, or (b) the expiration of the last to expire of the Compound Patents, Versicor Patents, P&U Patents and Collaboration Patents containing a Valid Claim that claims the composition of matter, manufacture, or use of the Product or the Collaboration Compound in such Product, in such country.

     6.9 ACCRUAL AND PAYMENT OF ROYALTIES. Royalties payable under Section 6.5 shall accrue on the date of the invoice for the sale of a particular Product or, if earlier, on the date that title transfers to the purchaser. Royalties that accrue during a particular calendar quarter shall be due and paid by P&U within sixty (60) days of the end of such calendar quarter. Each royalty payment shall be accompanied by a royalty report setting forth, for each Product and each country, the gross invoiced sales of the Product, the itemized deductions and calculations deriving Net Sales in sufficient detail to permit confirmation of the accuracy of the royalty payment made, the method used to calculate the royalty and the exchange rates used.

     6.10 CURRENCY EXCHANGE RATE, MANNER OF PAYMENT. All payments to be made by P&U to Versicor pursuant to this Agreement shall be made in U.S. dollars. With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be based on P&U's internal exchange rate used in preparing P&U's consolidated earnings statements for such quarter. All payments owed under this Agreement shall be made by wire transfer, unless otherwise specified by Versicor.

     6.11 LATE PAYMENTS. In the event that any payment, including royalty, performance bonus and research payments, due hereunder is not made within ten
(10) business days of when due, the payment shall accrue interest from the date due at the rate of prime plus one percent annually or such lesser rate that is the maximum legal annual interest rate. The payment of such interest shall not limit Versicor from exercising any other rights it may have as a consequence of the lateness of any payment.

     6.12 PAID-UP LICENSE. Upon expiration, pursuant to Section 6.8, of P&U's obligation to pay royalties hereunder with respect to a particular Product in a country, the license granted to P&U under Section 2.3 shall terminate as to such Product in such country, and P&U shall automatically be deemed to have been granted a fully paid-up, non-exclusive license under the Versicor Know-how and Versicor Patents to make, have made, distribute, use, import, market, offer for sale and sell such Product in such country.

     6.13 TAXES. All turnover and other taxes levied on account of the royalties and other payments accruing to Versicor under this Agreement shall be paid by Versicor for its own account, including taxes levied thereon as income to Versicor. If provision is made in U.S. or foreign law or regulation for tax withholding, such tax shall be deducted from the royalty or other payment made by P&U and deposited with the proper tax authority and a receipt of payment of the tax secured and promptly delivered to Versicor. P&U agrees to assist Versicor in all reasonable ways in claiming exemption, or reduction from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

                                    ARTICLE 7
                            RECORDKEEPING AND AUDITS

     7.1 RECORDKEEPING. Versicor and P&U shall keep complete and accurate records pertaining to the discovery, identification, synthesis, development, manufacture or use of Collaboration Compounds and the sale of Product, in sufficient detail to permit the other Party to confirm, in the case of Versicor, its research and discovery efforts and the calculation of research funding under
Section 6.3, and in the case of P&U, its research and discovery efforts, clinical research, and commercialization efforts, as well as the accuracy of calculations of all royalty payments.

     7.2 RECORDS RETENTION. All records and information required under 7.1 shall be maintained for the longer of:

          (a) three (3) years following the year in which any such efforts or payments were made under this Agreement; or

          (b) such longer period as may be required by law.

     7.3 AUDIT REQUEST. Versicor and P&U shall have the right to audit each others records at their own expense and on an annual basis, to determine, with respect to any calendar year, the accuracy of any report, payment or calculation made under or pursuant to this Agreement,. but only with respect to each calendar year; provided, however, that if any discrepancy exceeds five percent (5%), the cost and expense of such audit shall be paid by the Party against whom the discrepancy is found. Any such audit may be exercised (a) only once a year,
(b) during normal business hours, and (c) upon at least thirty (30) working days prior notice to the other Party. No period of time shall be audited more than once. If a Party desires to audit such records, it shall engage an independent, certified public accountant of recognized standing reasonably acceptable to the other Party to examine such records. The audited party shall make its records available for inspection by the accountant during regular business hours at such place or places where such records are customarily kept. The results of any such audit shall be made available to both Parties. Any information received by a Party or its accountants pursuant to this Section 7.3 shall be deemed to be Confidential Information. This Section 7.3 shall survive any termination of this Agreement for a period of three (3) years.

     7.4 SUBLICENSEE RECORDKEEPING. P&U shall include in each sublicense granted by it pursuant to this Agreement and in each distribution agreement with a distributor in a distributor market, a provision requiring the sublicensee and the distributor to (a)make reports to P&U, (b) keep and maintain books and records of sales made pursuant to such sublicense and distribution agreement, and (c)grant access to such books and records by an independent accountant to the same extent and under the same obligations as required by Versicor under this Agreement.

                                    ARTICLE 8
                            PATENTS AND INFRINGEMENT

     8.1 OWNERSHIP OF PATENTS AND INFORMATION.

          (a) P&U shall own and have the exclusive right, title and interest in all Collaboration Compounds, Collaboration Know-how and Collaboration Patents.

          (b) Versicor shall provide P&U with any and all assignments, bills of sale or other transfer documents that may be necessary, at any time, to vest in and transfer to P&U all rights, title and interest in the Collaboration Compounds, Collaboration Know-how and Collaboration Patents.

     8.2 PROSECUTION AND MAINTENANCE OF PATENTS.

          (a) Versicor shall be responsible for the preparation, filing, prosecution and maintenance of all Versicor Patents. P&U shall be responsible for and shall have sole discretion with respect to the preparation, filing, prosecution and maintenance of all Patent applications and Patents covering any inventions transferred to (under Sections 2.1 and 8.1) and/or owned solely by P&U, including without limitation P&U Patents, Compound Patents and Collaboration Patents. During the Research Term, P&U will reasonably attempt to accommodate and address Versicor's reasonable requests with respect to the filing and prosecution of any Compound Patent and Collaboration Patent. The prosecuting Party shall keep the other Party informed in a timely manner of progress with regard to the filing, prosecution, maintenance, enforcement and defense of Patent applications and Patents subject to this Section 8.2(a).

          (b) P&U shall have the right to refuse to file, prosecute, and maintain any Compound Patent and Collaboration Patent and to abandon enforcement or declines responsibility for a Compound Patent and Collaboration Patent.

          (c) Each Party will promptly disclose to the other Party such inventions arising from or made in the performance of the Research Project during the Research

     Term, and P&U shall, pursuant to Section 8.1, own and have all right, title and interest in such inventions and any Patent or Patent applications claiming such inventions.

          (d) In the event that Versicor decides not to continue the prosecution or maintenance of a Versicor Patent in a country, Versicor shall provide P&U with prior written notice of this decision and cooperate with P&U so as to provide P&U reasonable opportunity to assume full responsibility (including assignment to P&U) for the continued maintenance of such Patent or prosecution of such Patent application at P&U's expense.

     8.3 COOPERATION OF THE PARTIES. The Parties agree to cooperate fully in the preparation, filing, and prosecution of any Collaboration Patent. Such cooperation includes, but is not limited to:

          (i) executing all papers and instruments, or requiting its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of Patents set forth in Section 8.1 above and to enable Patent application and prosecution in any country; and

          (ii) promptly informing the other Party of any matters coming to such Party's attention that may affect the preparation, filing, or prosecution of any such Patent applications.

     8.4 INFRINGEMENT BY THIRD PARTIES.

          (a) Versicor and P&U each shall provide the other immediate notice in writing of any actual or potential infringement by a Third Party of any Compound Patent, Versicor Patent, P&U Patent, or Collaboration Patent or of any certification of which one or both become aware filed under the United States Drug Price Competition and Patent Term Restoration Act of 1984 claiming that any Compound Patent, Versicor Patent, P&U Patent or Collaboration Patent is invalid or unenforceable or that infringement of any such Patents will not arise from the manufacture, use or sale of any Product by a Third Party.

          (b) With respect to any infringement of a Versicor Patent by a Third Party making, distributing, marketing, using or selling an Oxazolidinone Compound, P&U as exclusive licensee with respect to the Versicor Patents shall bring suit or other proceeding at its expense against such infringer as to such infringement in its own name, or in the name of Versicor where necessary, after obtaining Versicor's prior written consent, which consent shall not unreasonably be withheld. Versicor shall be kept advised at all times of such suit or proceedings brought by P&U. Versicor may, in its discretion, join P&U as Party to the suit or other proceeding, provided that P&U shall retain control of the prosecution of such suit or proceedings in such event. Versicor agrees to cooperate with P&U in its efforts to enforce the Versicor Patents.

          (c) If P&U does not bring suit or other proceeding against an infringer under subsection (b) above, Versicor may in its discretion, bring suit or other proceeding at its expense against the infringer, provided however, that Versicor shall first consult with P&U. P&U shall be kept advised at all times of such suit or proceedings brought by Versicor and P&U agrees to cooperate with Versicor in its efforts to enforce Versicor Patents, including joining as a Party where necessary.

          (d) Neither Party shall have the right to settle any patent infringement litigation under this Section 8.4 without the consent of the other Party, such consent not to be unreasonably withheld.

          (e) With respect to infringement of a Compound Patent, P&U Patent or Collaboration Patent by a Third Party, P&U may bring suit or other proceeding at its expense against such infringer as to such infringement in its own name. Versicor shall be kept advised at all times of such suit or proceedings brought by P&U. Versicor agrees to cooperate with P&U in its efforts to enforce Versicor Patents.

          (f) Each Party will bear its own expenses with respect to any suit or other proceeding against an infringer under this Section 8.4. Any recovery in connection with such suit or proceeding, including recovery by settlement, judgment or otherwise, will first be applied to reimburse Versicor and P&U for their out-of-pocket expenses; including attorney's fees. The Party controlling the suit will retain the balance of any recovery, provided that any such balance retained by P&U, which would properly be characterized as Net Sales of a Product, shall be deemed to be Net Sales of such Product for which P&U shall pay royalties to Versicor pursuant to Section 6.5, as if such recovery had been Net Sales of Product in the calendar quarter in which such recovery was received. In the event that part of such recovery by P&U is in the form of a royalty on future sales of the infringing product, based on a license granted by P&U under the applicable Patents, then the sales of such product shall be deemed to be Net Sales of Products by a Sublicensee for which royalties are owed under Article 6.

     8.5 INFRINGEMENT OF THIRD PARTY RIGHTS. P&U and Versicor shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties hereunder infringes or may infringe the intellectual property rights of such Third Party. P&U shall have the first right to control any defense of such claim at its own expense and by counsel of its own choice, and Versicor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If P&U fails to proceed in a timely fashion with regard to such defense, Versicor shall have the right to control any such defense of such claim at its own expense and by counsel of its own choice, and P&U shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither Party shall have the right to settle any patent infringement litigation under this Section 8.5 without the consent of such other Party, which consent shall not be unreasonably withheld.

     8.6 PATENT TERM EXTENSION. Versicor shall cooperate with P&U in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country with respect to the Versicor Patents, Compound Patents and Collaboration Patents. In the event that elections with respect to obtaining such patent term restoration, supplemental protection certificates or their equivalents are to be made, P&U shall have the right to make the election and Versicor agrees to abide by such election.

                                    ARTICLE 9
                                 CONFIDENTIALITY

     9.1 NONDISCLOSURE. During the Research Term and for a period of five (5) years thereafter, each Party will maintain all Confidential Information received from the other Party in trust and confidence and will not disclose in any form or manner any such Confidential Information to any Third Party or use such Confidential Information for any purpose except (a) as expressly authorized by this Agreement, (b) as required by law or court order, (c) as to use with its Affiliates, or (d) as mutually agreed upon in writing by the parties. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement and will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its Affiliates, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

     9.2 AUTHORIZED DISCLOSURES. Each Party may disclose the other Party's Confidential Information hereunder to the extent reasonably necessary in connection with the exercise of its rights and discharge of its obligations under this Agreement (or in connection with negotiations related to the sale of either Party by sale of assets, stock, merger or similar transaction) or its business, provided all such disclosures are subject to written confidentiality obligations containing provisions no less protective than those contained herein. Such permitted disclosures include those made in connection with filing or prosecuting Patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, or conducting non-clinical or clinical trials. If a Party is required by law or regulation to make any such disclosure of the other Party's Confidential Information it will, except where impractical for necessary disclosures (for example in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of Patent applications, will use reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

     9.3 PUBLICATIONS. Each Party to this Agreement recognizes that the publication of papers regarding results of Research Project hereunder, including oral presentations and abstracts, may be beneficial to both Parties provided such publications are subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the Parties to maintain the confidentiality of any Confidential Information included in any foreign patent application until such foreign patent application has been published. Accordingly, each Party shall have the right, during the Research Term and for a period of one (1) year thereafter, to review and approve any paper proposed for publication by the other Party, including oral presentations and abstracts, which utilizes data generated from the Research Project and/or includes Confidential Information of the other Party. Before any such paper is submitted for publication, the Party proposing publication shall deliver a complete copy to the other Party at least sixty (60) days prior to submitting the paper to a publisher. The receiving Party shall review any such paper and give its comments to the publishing Party within thirty (30) days of the delivery of such paper to the receiving Party. The publishing Party shall comply with the other Party's request to delete references to such other Party's Confidential Information in any such paper and agrees to withhold publication of same for an additional ninety (90) days in order to permit the Parties to file an appropriate Patent application, if either of the Parties deem it necessary, in accordance with the terms of this Agreement. With respect to oral presentation materials and abstracts, the Parties shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing Party with appropriate comments, if any, but in no event later than thirty (30) days from the date of delivery to the receiving Party. If no response is received in thirty (30) days from the date of notification, approval for publication and/or oral presentation will be assumed. After the one year anniversary of the expiration of the Research Term, P&U shall have sole rights and responsibilities with respect to publications and presentations concerning data generated from the Research Project.

                                   ARTICLE 10
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

     10.1 REPRESENTATIONS AND WARRANTIES.

          (a) Each Party hereby represents and warrants that it is duly organized and validly existing under the laws of the state of its incorporation and that it has the full corporate power and authority to enter into this agreement and to carry out the provisions hereof.

          (b) Each Party represents and warrants that it is duly authorized to execute and deliver this Agreement and to perform all obligations hereunder.

          (c) Each Party represents and warrants (i) that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, and (ii) that the execution, delivery and performance of this Agreement by such Party does not conflict with any material agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

          (d) Each Party represents and warrants that it has enforceable written agreements with all of its employees who receive Confidential Information under this Agreement assigning to such Party ownership of all intellectual property rights created in the course of their employment.

          (e) Each Party represents and warrants that, to the best of its knowledge, neither it nor any of its employees, officers, subcontractors or consultants, who has rendered services relating to the Collaboration Compound or the use of a Collaboration Compound in the Field (i) has ever been disbarred or, to its actual knowledge, convicted of a crime for which an entity or person could be debarred under 21 USC Section 335(a) or (ii) is the subject of a disbarment proceeding or under indictment for a crime for which a person or entity could be debarred under that Section.

          (f) Each Party represents and warrants that all of its actions and services provided under this Agreement are and will be Year 2000 compliant and that no Year 2000 Problem (as defined below) exists or will exist during the term of this Agreement with respect to any computer system, software or equipment that is owned, leased or licensed by such Party or its Affiliates, that will materially interfere with such Party's ability to perform under this Agreement. a "Year 2000 Problem" means a date-handling problem relating to the Year 2000 date change that would cause a computer system, software or equipment to fail to correctly perform, process and handle date-related data for the dates within and between the 20th and 21st centuries and all other centuries.

          (g) Versicor represents and warrants as of the Effective Date that, to Versicor's best knowledge based on a reasonable review of or investigation into all relevant facts:

               (i) There is no claim existing or threatened to the effect that the operations of Versicor with respect to Oxazolidinone Compounds infringe upon or conflict with the asserted rights of any Third Party;

               (ii) There is no claim pending or threatened to the effect that any Versicor Patent or Compound Patent is invalid or unenforceable;

               (iii) it has disclosed to P&U all (A) Compound Patents and (B) Oxazolidinone Compounds that it has discovered or synthesized prior to the Effective Date; and

               (iv) all Versicor Know-how for which patent protection has not been sought has been kept confidential.

          (h) Versicor further represents and warrants that (i)to the best of its knowledge, it has good title to or valid leases or licenses for all its properties, fights and assets necessary for the fulfillment of its obligations and responsibilities under this Agreement; and (ii)to the best of its knowledge, it owns and possesses all necessary rights to use all Patents, Patent rights, inventions and Know-how, including any Compound Patent and Versicor Patent needed to conduct research, to grant rights and licenses granted herein to P&U, and to fulfill its other duties and obligations pursuant to this Agreement; and (iii)it has not granted or assigned to any Third Party any rights, which rights are still in existence as of the Effective Date, under any intellectual property rights owned by Versicor to manufacture, have manufactured, assemble or sell any Compound Patent or Collaboration Compound.

     10.2 DISCLAIMER OF WARRANTIES. Neither Party guarantees the safety or usefulness of any Product. P&U does not make any representation or warranty or guarantee that it will ultimately develop and/or commercialize a Product as a result of the Research Project, and the failure of P&U to successfully develop and/or commercialize any Product will not constitute a breach of any representation or warranty or other obligation under this Agreement. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY NATURE, EXPRESS OR IMPLIED.

     10.3 INDEMNIFICATION.

          (a) INDEMNIFICATION BY VERSICOR. During the Term of this Agreement, Versicor shall defend, indemnify, and hold harmless P&U and its directors, officers, agents, parent companies, Affiliates, and employees, from and against any and all claim, loss, damage, liability, injury (including death), cost or expense, including without limitation expenses of litigation and reasonable attorneys' fees, in connection with any claims made or suits brought against P&U relating to this Agreement which are alleged to arise from the negligence, willful misconduct, or material breach of this Agreement by Versicor, its Affiliates, Sublicensees, subcontractors or agents; provided, however, that Versicor shall not be obligated to provide indemnification hereunder to the extent that any such claim, loss, damage, liability, injury, cost or expense results from the negligence, willful misconduct, or material breach of this Agreement by P&U or from any matter for which P&U is obligated to indemnify Versicor under subsection (b) below.

          (b) INDEMNIFICATION BY P&U. During the term of this Agreement, P&U shall defend, indemnify and hold harmless Versicor, its directors, officers, agents, Affiliates and employees from and against any and all claim, loss, damage, liability, injury (including death), cost or expense, including without limitation expenses of litigation and reasonable attorneys' fees, in connection with any claims made or suits brought against Versicor relating to this Agreement and which are alleged to arise:
     (i) from the negligence, willful misconduct, or material breach of this Agreement by P&U, its Affiliates, Sublicensees, subcontractors of agents or
     (ii) out of the death of or injury to any person or persons or out of any damage to property and resulting from the production, manufacture, sale, use, lease, consumption, mislabeling, promotion or advertisement of Product; provided, however, that P&U shall not be obligated to provide indemnification hereunder to the extent that any such claim, loss, damage, liability, injury, cost or expense results from the negligence, willful misconduct, or material breach of this Agreement by Versicor or from any matter for which Versicor is obligated to indemnify P&U under subsection
     (a) above.

          (c) PROCEDURE. Should a Party or any of its directors, officers, agents, parent companies, affiliates, or employees (the "Indemnitee") intend to claim indemnification under this Article, such Indemnitee shall promptly notify the other Party (the "Indemnitor") in writing of any alleged loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall be entitled to assume the defense thereof with counsel selected by the Indemnitor and approved by the Indemnitee, such approval not to be unreasonably withheld; provided, however, that if representation of Indemnitee by such counsel first selected by the Indemnitor would be inappropriate due to a conflict of interest between such Indemnitee and any other Party represented by such counsel, then Indemnitor shall select other counsel for the defense of Indemnitee, with the fees and expenses to be paid by the Indemnitor, such other counsel to be approved by Indemnitee and such approval not to be unreasonably withheld. The indemnity agreement in this Article shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article, but the omission to so deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article. The Indemnitees under this Article, its directors, officers, employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

                                   ARTICLE 11
                              TERM AND TERMINATION

     11.1 RESEARCH TERM. The Research Term shall commence as of the Effective Date and, unless sooner terminated as provided herein, end on the third anniversary of the Effective Date; provided, however, that P&U shall have the one-time right to terminate the Research Term effective the second anniversary of the Effective Date, exercisable by written notice provided to Versicor at least one hundred twenty (120) days prior to the second anniversary of the Effective Date.

     11.2 TERM. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall expire on the expiration of all royalty and other payment obligations, if any, of P&U hereunder.

     11.3 TERMINATION FOR BREACH. In the event that a Party commits a material breach of any material provision of this Agreement, the non-breaching Party may give written notice of such breach, specifying the basis for the assertion that a breach has occurred, and demanding that such breach be cured. If the breaching Party has not cured such breach within sixty (60) days after such notice, then the non-breaching Party may terminate this Agreement upon written notice provided within ninety (90) days thereafter.

     11.4 EFFECT OF EXPIRATION OR TERMINATION.

          (a) If P&U terminates the Agreement pursuant to Section 11.3, P&U shall remain obligated to pay Versicor in accordance with the terms and conditions of this Agreement for all sales of Products occurring thereafter, as offset by any damages offered by P&U as a result of Versicor's breach.

          (b) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.

          (c) The obligations and rights of the Parties stated under Article 9 and Sections 7.3, 12.1 and 12.2 shall survive termination or expiration of this Agreement.

          (d) Without limiting any remedies otherwise available to P&U, if P&U terminates this Agreement for cause pursuant to Section 11.3, (a) all licenses set forth in Article 2 shall continue for so long as P&U is not in breach of its obligations to pay to Versicor all performance bonus payments and royalty payments in accordance with this Agreement and complies with the provisions of Articles 6 and 7 of this Agreement, and (b) Versicor shall return to P&U any Confidential Information of P&U.

          (e) without limiting any remedies otherwise available to Versicor, if Versicor terminates this Agreement for cause pursuant to Section 11.3, (a) all licenses granted by Versicor to P&U hereunder shall terminate and revert to Versicor, and (b) P&U shall return to Versicor any Confidential Information of Versicor.

                                   ARTICLE 12
                            PUBLICITY AND USE OF NAME

     12.1 PUBLICITY RELATED TO THIS AGREEMENT. Except as provided in Section
12.2 and as required by law, neither Party shall (i) disclose to any Third Party any financial or other terms or conditions of this Agreement, which shall be deemed to be Confidential Information, nor (ii) originate or initiate any publicity, news release or public announcement, written or oral, whether to the public, press, stockholders or otherwise, relating to the existence, scope or economic terms of this Agreement, performance under it, or any of its specific terms or conditions, without the express prior written consent of the other Party.

     12.2 PUBLICITY RELATED TO THE RESEARCH PROJECT. Subject to the other provisions of this Agreement, P&U may disclose Know-how generated by clinical studies sponsored by P&U, or disclose any conclusions based on such Know-how. In addition, P&U may announce periodically whether Phase I, II or III studies involving any Product are underway or to be initiated. Any other disclosures of information generated by the Research Project may only be made with the approval of the JRC or P&U, as the case may be, except to the extent required by law or to the extent such Know-how is publicly known through no fault of Versicor or P&U.

     12.3 INVESTIGATOR PUBLICATIONS. Notwithstanding anything set forth in this Agreement to the contrary, investigators who conduct clinical studies of the Product sponsored by P&U may publish the results of their studies, provided they agree to submit a draft of the publication to P&U for review a reasonable period of time before submission to the publisher. Both Parties understand that neither Party will have the right to approve or disapprove the publication. If P&U believes the results of a sponsored study include Know-how that could be patented, then the investigator will not be allowed to publish until a patent application has been filed.

     12.4 POST-APPROVAL USE. Notwithstanding anything set forth in this Agreement to the contrary, following approval of the Product, P&U shall be permitted to use and publicize Know-how generated by the Research Project in connection with the commercialization and promotion of the Product, together with all clinical data and non-clinical data related to the Product, in accordance with applicable laws and regulations.

     12.5 USE OF NAME AND TRADEMARKS. Unless specifically authorized by this Agreement, neither Party shall use in any manner the names or trademarks of the other Party without the express written consent of such Party.

                                   ARTICLE 13
                               DISPUTE RESOLUTION

     13.1 DISPUTES. The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party's fights and/or obligations under the Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation.

     13.2 ATTEMPT TO RESOLVE. The Parties agree to take all reasonable efforts to resolve in an amicable manner any dispute between them concerning diligence obligations and/or questions of material breach and default in connection with this Agreement. Any dispute between the Parties that cannot be resolved by the representatives of Versicor and P&U on the JRC will be presented to the Chief Executive Officer of Versicor and the Executive Vice President and President of Research and Development of P&U, and such executives shall attempt in good faith to resolve such dispute promptly. If such executives have not resolved the dispute within sixty (60) days, either Party may seek to have the issue resolved as otherwise provided herein.

     13.3 BINDING ARBITRATION. Except in the event of alleged breach, default or lack of diligence by a bankrupt or insolvent Party, the Parties agree that any such dispute that arises in connection with this Agreement and which cannot be amicably resolved by the Parties shall be resolved by binding arbitration as set forth in this Article 13, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA) by three (3) arbitrators.

     13.4 WRITTEN NOTICE. If a Party intends to begin an arbitration to resolve a dispute, such Party shall provide written notice to the other Party, informing the other Party of such intention and the issues to be resolved. Within twenty
(20) business days after its receipt of such notice, the other Party may, by written notice to the Party initiating arbitration, add additional issues to be resolved.

     13.5 SELECTION OF ARBITRATORS. Within forty-five (45) days following the receipt of the notice of arbitration, the Party referring the matter to arbitration shall appoint an arbitrator and promptly notifying the other Party of such appointment. The other Party shall, upon receiving such notice, appoint a second arbitrator within twenty one (21) days, and the two (2) arbitrators shall, within fifteen (15) days of the appointment of the second arbitrator, agree on the appointment of a third arbitrator who will act with them and be chairperson of the arbitration panel. In the event that either Party shall fail to appoint an arbitrator within thirty (30) days after the commencement of the arbitration proceeding, the arbitrator shall be appointed by the AAA in accordance with the AAA's Rules. In the event of the failure of the two (2) arbitrators to agree within sixty (60) days after the commencement of the arbitration proceeding upon to appoint the chairperson, the chairperson shall also be appointed by the AAA in accordance with its Rules. The arbitrators shall not be employees, directors or shareholders of either Party or of an Affiliate. Where applicable, the arbitrators shall be independent experts in pharmaceutical product development (including clinical development and regulatory affairs) in the U.S., Japan and/or Europe.

     13.6 HEARINGS. The arbitrators shall conduct one or more hearings to allow the Parties to present their positions regarding the dispute.

          (a) DISCOVERY. The arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time that the Parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The arbitrators shall have sole discretion with regard to the admissibility of any evidence.

          (b) PROPOSED RULING. At least ten (10) business days prior, to a hearing, each Party must submit to the arbitrators and serve on the other Party a proposed ruling on each issue to be resolved. Such writings shall be limited to not more than fifty (50) pages.

          (c) TIME; TESTIMONY. Each Party shall be entitled to no more than eight (8) days of heating to present testimony or documentary evidence. Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the Party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the arbitrators' to determine whether the Parties have had the eight (8) days to which each is entitled.

          (d) REPRESENTATION BY AN ATTORNEY. Each Party shall have the right to be represented by counsel.

          (e) LOCATION. The arbitration shall take place in New York, NY.

     13.7 COSTS. The costs of the arbitration, including administrative and arbitrators' fees, shall be shared equally by the Parties. Each Party shall bear its own costs and attorneys' and witness' fees.

     13.8 DECISION. In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a majority of the members of the panel provided for herein, with each member having one (1) vote. The arbitrators shall render a written decision with their resolution of the dispute. The decision of the arbitrators shall be final and non-appealable and binding on the Parties.

     13.9 REMEDY. a disputed performance or suspended performances pending the resolution of the arbitration must be completed within thirty (30) days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion.

     13.10 FINAL DECISION WITHIN ONE YEAR. Any arbitration subject to this
Article 13 shall be completed within one (I) year from the filing of notice of a request for such arbitration.

                                   ARTICLE 14
                                  MISCELLANEOUS

     14.1 ACTIVITIES OUTSIDE OF COLLABORATION. Except as otherwise specifically provided herein, all activities of the Parties outside of the Research Project are outside of the scope of this Agreement and nothing herein is intended to limit Versicor or its Affiliates from using the Versicor Know-how for other purposes.

     14.2 AFFILIATES. Each Party may perform its obligations hereunder personally or through one or more Affiliates, although each Party shall nonetheless be solely responsible for the performance of its Affiliates. Either Party shall permit any of its Affiliates to commit any act (including any act of omission) which such Parties prohibited hereunder from committing directly.

     14.3 ASSIGNMENT.

          (a) This Agreement may not be assigned or otherwise transferred by either Party, without the consent of the other Party, except that P&U or Versicor may, without such consent, assign in whole or in part this Agreement and its rights and obligations hereunder to (i) its Affiliates or
     (ii) any party succeeding (by sale, merger, reverse merger, or otherwise) to substantially all of P&U's or Versicor's business and operations, provided, however, that (i)the Affiliate or successor, as the case may be, assumes and agrees to be bound by the provisions hereof, and (ii)in the case of an Affiliate, the assigning party remains obligated for its Affiliate's performance of this Agreement.

          (b) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

     14.4 FORCE MAJEURE. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting Party; provided, however, that the Party claiming force majeure has exerted all reasonable efforts to avoid such force majeure and has given prompt notice to the other Party of any such force majeure. The Party giving such notice shall be excused from such of its obligations hereunder as it is disabled from performing for so long as it is so disabled; provided, however, that Party commences and continues to take reasonable and diligent actions to cure or remedy such force majeure. In the event of any such force majeure event, 'the Parties shall meet promptly to determine an equitable, solution to the effects of any such event. Force majeure shall not include a Party's failure to perform any obligation under this Agreement as a result of any Year 2000 Problem.

     14.5 NOTICES. Any notice or other communication pursuant to this Agreement shall be sufficiently made or given of the date of mailing if sent to such Party by facsimile on such date, with paper copy being sent by certified first class mail, postage prepaid, or by next day express delivery service, addressed to it at its address below (or such address as it shall designate by written notice given to the other Party).

     in the case of P&U:

                  Senior Vice President, Corporate Licensing
                  95 Corporate Drive
                  Bridgewater, NJ 08807
                  Phone: (908) 3064505
                  Fax: (908) 306-4484

     With a copy to:

                  Vice President, Corporate Law
                  95 Corporate Drive
                  Bridgewater, NJ 08807
                  Phone: (908) 306-5441
                  Fax: (908) 306-4416

     In the case of Versicor:

                  Chief Executive Officer
                  Versicor Inc.
                  34790 Ardentech Court
                  Fremont, CA 94555
                  Fax number: (5.10) 739-3003

     With a copy to:

                  Cooley Godward LLP
                  Five Palo Alto Square
                  3000 El Camino Real
                  Palo Alto, CA 94306
                  Attn: Barclay James Kamb, Esq.
                  Fax number: (650) 857-0663

     14.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws, except that all questions concerning the construction or effect of any Patents will be construed in accordance with the laws of the country granting those rights.

     14.7 WAIVER. Except as specifically provided for herein, the failure of a Party to insist upon the strict performance of any provision hereof or to exercise any right or remedy shall not be deemed a waiver or a continuing waiver of any right or remedy with respect to any existing or subsequent breach or default.

     14.8 SEVERABILITY. If any provision of this Agreement is, to any extent, held to be invalid or unenforceable, then (a)such invalid or unenforceable provision shall not affect the validity of the remaining provisions of this Agreement, which shall remain valid and be enforced to the fullest extent permitted by law; and (b) the Parties hereto covenant and agree to renegotiate any such provision in good faith in order to provide a reasonably acceptable alternative to the provision that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law unless such modification would render such provision inconsistent with the intent of the Parties.

     14.9 INDEPENDENT CONTRACTORS. It is expressly agreed that Versicor and P&U shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership or agency of any kind. Neither Versicor nor P&U shall have the authority to make any statements, representations or commitments of any kind, or take any action, which shall be binding on the other, without the prior written authorization of the Party to do so.

     14.10 ENTIRE AGREEMENT. This Agreement sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understanding between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understanding between the Parties, except all obligations of the Parties under the Confidentiality Disclosure Agreement survive and are subject to further terms and conditions of this Agreement. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

     14.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.12 USE OF TRADE NAMES. Subject to Article 12, neither Party will, without prior written consent of the other Party, use any trademark or trade name owned by the other Party, or owned by an Affiliate or Parent corporation of the other Party, in any publication, publicity, advertising, or otherwise.

     14.13 CAPTIOUS AND TITLES. All captions and titles herein are for convenience only and shall not be interpreted as having any substantive meaning.

     14.14 LIMITATION OF LIABILITY. Except with respect to the Parties' respective indemnification obligations pursuant to Section 10.3, the Parties expressly agree that, with respect to any claim by either Party against the other arising out of any breach of this Agreement, the liability of the breaching Party to the non-breaching Party for such breach shall be limited under this Agreement or otherwise at law or equity to direct money damages only, and no event shall a Party be liable to the other for direct, incidental, punitive, exemplary or consequential damages, even if advice of the possibility of the same.

     14.15 REMEDIES NOT EXCLUSIVE. Except as specifically provided herein, the remedies under this Agreement shall be cumulative and not alternative, and the election of one remedy for a breach shall not preclude pursuit of other remedies.

     IN WITNESS WHEREOF, the Parties hereto have cause this Agreement to be executed in duplicate by their duly; authorized officers as of the date first above written.

PHARMACIA AND UPJOHN                      VERSICOR, INC.


By: /s/ XXX ANDO                          By: /s/ G.F. HORNER III
    -------------------------------           -------------------------------
    Name:  XXX ANDO                           Name:  G.F. HORNER III
           ------------------------                  ------------------------
    Title: EVP & PRESIDENT OF R&D             Title: PRESIDENT & CEO
           ------------------------                  ------------------------


By:  /S/ DOUGLAS R. MORTON
    -------------------------------
   Name:  DOUGLAS R. MORTON
           ------------------------
   Title:  GVP TECHNOLOGY ACQ.
           ------------------------

                                   SCHEDULE A

                                COMPOUND PATENTS

TITLE: METHOD FOR SOLID PHASE SYNTHESIS OF ALCOHOL DERIVATIVES AND RESULTING COMPOSITIONS
DOCKET NO.: 34231-20005.00
U.S. SERIAL NO.: 09/012,535
FILED: JANUARY 23, 1998

     This application discloses methods for the solid phase synthesis of oxazolidinones; oxazolidinone combinatorial libraries and methods for their synthesis; pharmaceutical compositions comprising bioactive oxazolidinone compounds, including those adapted for oral, topical or parenteral use for the treatment of bacterial infections; and methods of screening combinatorial libraries to detect compounds with activity for treatment of disease states such as inflammation, infection, hypertension, CNS disorders and cardiovascular disorders. This application has now been abandoned in favor of the continuation-in-part US application and corresponding PCT application 34231-20009.20/.40 filed on January 22, 1999.

TITLE: OXAZOLIDINONE COMBINATORIAL LIBRARIES, COMPOSITIONS AND METHODS OF
       PREPARATION DOCKET NO.: 34231.20009.00 U.S. SERIAL NO.: 09/086,702 FILED:
       MAY 28, 1998

     This application discloses combinatorial libraries comprising oxazolidinones; methods of preparation of the libraries; biologically active oxazolidinone compositions including compositions for use for the treatment of bacterial infections; and methods of screening combinatorial libraries to detect bioactive compounds useful for treatment of disease states such as inflammation, infection, hypertension, central nervous system disorders and cardiovascular disorders. This application has now been abandoned in. favor of the continuation-in-part US application and corresponding PCT application 34231-20009.20/.40 filed on January 22, 1999.

TITLE: OXAZOLIDINONE COMBINATORIAL LIBRARIES, COMPOSITIONS AND METHODS OF
       PREPARATION
DOCKET NO.: 34231-20009.20 AND 20009.40
FILED: JANUARY 22, 1999

     Biologically active oxazolidinones, libraries and pharmaceutical compositions, and methods of preparation are disclosed, wherein the biologically active oxazolidinones may be used in pharmaceutical applications including use as sedatives, anticonvulsants, muscle relaxants, anti-Parkinson agents, analgesics, antiinflammatories, local anesthetics, muscle contractants, antibiotic, antiviral, antiretroviral, antimalarials, diuretics, lipid regulating agents, antiandrogenic agents, antiparasitics, neoplastics, antineoplastics and chemotherapy agents, as well as for treatment of cardiovascular diseases, central nervous system diseases, cancer, metabolic disorders, infections and dermatological diseases as well as other biological disorders and infections. This application has been filed as a continuation-in-part of the 20005100 and 20009.00 applications in the U.S. and through the PCT on January 22, 1999.

     This application includes the disclosure of oxazolidinones included in the 20005.00 and 20009.00 cases, and thus discloses oxazolidinones and combinatorial libraries thereof, as well as methods of preparation. Biologically active oxazolidinone compositions, and methods of preparation of the oxazolidinone compositions, also are disclosed. Methods of screening oxazolidinone libraries for biologically active molecules for use in different disorders are disclosed. Pharmaceutical compositions comprising the oxazolidinones are disclosed, in forms such as those suitable for oral, topical or parenteral use.

     Pharmaceutical applications that are disclosed for which the oxazolidinones can be used include use as sedatives, anticonvulsants, muscle relaxants, anti-Parkinson agents, analgesics, antiinflammatories, local anesthetics, muscle contractants, antibiotic, antiviral, monoamine oxidase inhibitors, antiretroviral, antimalarials, diuretics, lipid regulating agents, antiandrogenic agents, antiparasitics, neoplastics, antineoplastics and chemotherapy agents, as well as for treatment of cardiovascular diseases, central nervous system diseases, cancer, metabolic disorders, infections and dermatological diseases as well as other biological disorders and infections. The compounds are disclosed for use in infectious disorders such as central nervous system infections, ear infections, infections of the cranial sinuses, eye infections, infections of the oral cavity, respiratory tract infections, genitourinary infections, gastrointestinal infections, and skin and skin structure infections, caused by a variety of bacterial organisms, including Gram positive and Gram negative aerobic and anaerobic bacteria.

     The application as filed includes claims present in the 20005.00 and 20009.00 cases to: oxazolidinone combinatorial libraries; methods of preparing the combinatorial libraries; biologically active oxazolidinones derived from the libraries; and methods of making biologically active oxazolidinones. Additionally, this application as filed includes the following new claims:

     CLAIMS

     Claims are included that are directed to generic structures and subgeneric structures of oxazolidinones. For example claims are directed to the formula:

                                   [molecule]

                                       2c

     wherein:

          R(6) is acyl or sulfonyl;
          R(7) is aryl or heteroaryl;
          R(8) is C(1)-C(7) alkyl, NR, O, S, C(=O)NR, NRC(=O), C(=O), C(=O)O,
     OC(=O), S(=O), SO(2), SO(2)NR, NR. SO(2), NRCONR', or (CH(2))(n)O, wherein n = 0-6, and wherein R and R' are independently H, alkyl, heteroalkyl, aryl or heteroaryl; and
          R(9) is hydrogen, OH, alkyl, aryl, heteroalkyl, or heteroaryl.

     A large number of specific oxazolidinones that have been synthesized and have been shown to have antimicrobial activity also are claimed including:

                               [molecule diagrams]


     A variety of subgeneric oxazolidinone formulas are claimed including compounds of formula 5c:

                               [molecule diagram]
                                       5C

     wherein:
          R(2), R(3), R(4) and R(5) are, independently, hydrogen, alkyl, heteroalkyl, heteroaryl or an electron withdrawing group;
          R(6) is acyl or sulfonyl;
          R(8) is C(1)-C(7) alkyl, NR, O, S, C(=O)NR, NRC(=O), C(=O)NOR C(=O), C(=O)O, OC(=O), S(=O), SO(2), SO(2)NR, NRSO(2), NRCONR', or (CH(2))(n)(O),
     wherein n = 0-6, and wherein R and R' are independently H, alkyl, heteroalkyl, aryl or heteroaryl; and
          Het(2) is a heterocyclic group.

     Additionally claimed are oxazolidinone compounds of formula 6C:

                               [molecule diagram]
                                       6C

     wherein:
          R(6) is acyl or sulfonyl;
          R(8) is C(1)-C(7) alkyl, NR, O, S, C(=O)NR, NRC(=O), C(=O)NOR C(=O), C(=O)O, OC(=O), S(=O), SO(2), SO(2)NR, NRSO(2), NRCONR', or (CH(2))(n)O,
     wherein n = 0-6, and wherein R and R' are independently H, alkyl, heteroalkyl, aryl or heteroaryl;
          Her(1) is heteroaryl, including thiophenyl, thiazolyl, 1,3,4-thiadiazolyl, pyridinyl, pyrimidinyl, phenyl or fluorophenyl; and
          Het(2) is a heterocyclic group, including oxazolyl, isoxazolyl, 1,2,4--oxadiazolyl, 1,3,4-oxadiazolyl, 1,2,3-oxadiazolyl, thiophenyl, thiazolyl, isothiazolyl, 1,2,3-thiadiazolyl, 1,2A-thiadiazolyl, 1,3,4-thiadiazolyl, pyrrolyl, imidazolyl, pyrazolyl, 1,2,3-triazolyl, 1,2,4-triazolyl, 1,2,3-triazinyl, 1,2,4-triazinyl, tetrazolyl, pyridinyl, pyrazinyl, pyrimidinyl, pyridazinyl, 1,2,4-triazinyl, 1,3,5-triazinyl, and 1,2,4,5-tetrazinyl.

     Other claimed oxazolidinones include oxazolidinones of formulas 7c or 8c:

               [molecule diagram]      [molecule diagram]
                       7C                      8C

     wherein:
          R(6) is acyl or sulfonyl;
          R(8) is C(1)-C(7) alkyl, NR, O, S, C(=O)NR, C(=O)NOR, NRC(=O), C(=O),
     C(=O)O, OC(=O), S(=O), SO(2), SO(2)NR, NRSO(2), NRCONR', or (CH(2))(n)O,
     wherein n = 0-6, and wherein R and R' are independently H, alkyl, heteroalkyl, aryl or heteroaryl;
          R(9) is alkyl, aryl, heteroalkyl, or heteroaryl; and R(10), R(11) and R(l2) are independently hydrogen, alkyl, aryl, heteroalkyl, electron withdrawing group, F, Cl, CN, NO(2), NR"R"', OR", SR", S(=O)R", SO(2)R", C(=O)R", C(=O)OR", OC(=O)R", C(=O)NR"R"', N(R")C(=O)R"', or N-oxide group in the pyridine nuclei, wherein R" and R"' are independently H, alkyl, heteroalkyl, aryl or heteroaryl.

     Further claimed are compounds of formula 11C, 12C OR 13C:

         [molecule diagram][molecule diagram][molecule diagram]
                 11C               12C               13C

     wherein:
          R(6) is acyl or sulfonyl;
          R(8) is C(1)-C(7) alkyl, NR, O, S, C(=O)NR, C(=O)NOR, NRC(=O), C(=O),
     C(=O)O, OC(=O), S(=O), SO(2), SO(2)NR, NRSO(2), NRCONR', or (CH(2))(n)O,
     wherein n - 0-6, and wherein R and R' are independently H, alkyl, heteroalkyl, aryl or heteroaryl;
          R(9) is alkyl, aryl, heteroalkyl, or heteroaryl; and R(10) and R11 are independently hydrogen, alkyl, aryl, heteroalkyl, electron withdrawing group, F, Cl, CN, NO(2), NR"R"', OR", SR", S(=O)R", SO2R", C(=O)R", C(=O)OR", OC(=O)R", C(--O)NR"R"', or N(R")C(=O)R"', wherein
     R" and R"' are independently H, alkyl, heteroalkyl, aryl or heteroaryl.

     Other subgeneric oxazolidinone structures that are claimed include compounds of formula 14C, 15C or 16C:

         [molecule diagram][molecule diagram][molecule diagram]
                 14C               15C               16C

     wherein:

          R(6) is acyl or sulfonyl,

          R(8) is C(1)-C(7) alkyl, NR, O, S, C(=O)NR, C(=O)NOR, NRC(=O), C(=O),
     C(=O)O, OC(=O), S(=O), SO(2), SO(2)NR, NRSO(2), NRCONR', or (CH(2))(n)O,
     wherein n = 0-6, and wherein R and R' are independently H, alkyl, heteroalkyl, aryl or heteroary;

          R(9) is alkyl, aryl, heteroalkyl, or heteroaryl, and

          R(10) is hydrogen, alkyl, aryl, heteroalkyl, electron withdrawing group, F, C1, CN, NO(2), NR"R"', OR", SR", S(=O)R", SO(2)R", C(=O)R",
     C(=O)OR", OC(=O)R", C(=O)NR"R"', or N(R")C(=O)R"', where R" and R"' are independently H, alkyl, heteroalkyl, aryl or heteroary.

      Also claimed are compositions for the treatment or prevention of an infectious disorder comprising an effective amount of certain oxazolidinone compounds and a pharmaceutically acceptable carrier, as well as methods of treating or preventing an infectious disorder in a human or other animal subject, comprising administering to the subject an effective amount of certain oxazolidinone compounds.

                                   SCHEDULE B

                             INCLUDED P&U COMPOUNDS

                                   SCHEDULE C

                               CHEMICAL STRUCTURE






                                    [DIAGRAM]

                           SCIENTIFIC SCOPE STATEMENT

                                       FOR

                         RESEARCH COLLABORATION BETWEEN

                         PHARMACIA & UPJOHN AND VERSICOR

                                OCTOBER 26, 1998

PURPOSE: The top priority objective will be to identify a community-use oxazolidinone molecule (i.e. second generation). Proposed criteria for Exploratory Candidate status are outlined below:

     - ANTIBACTERIAL ACTIVITIES: MIC90's of all 1. ug/mL (versus STAPHYLOCOCCUS AUREUS); < 0.2 ug/mL (versus STREPTOCOCCUS PNEUMONIAE);
         < 2 ug/mL (versus HEMOPHILUS INFLUENZAE). Also antibacterial activity versus selected atypical Gm+ pathogens like Mycoplasma and Chlamydia would be desirable.

     - ADME profile in animals that supports a BID (i.e. > MIC90 levels for least sensitive target pathogen for > 6 hours in man) or once daily regimen.

     -    Similar preclinical toxicology profile compared to linezolid.

     - Ki versus MAO-A at least 50 fold higher than MIC90 for least sensitive target pathogen.

     -    Practical synthesis.

A second priority is a third generation oxazolidinone molecule for the hospital that will add important Gm- coverage. Proposed criteria for Exploratory Candidate status are outlined below:

     - ANTIBACTERIAL ACTIVITIES: MIC90's versus Gm+ pathogens similar to those listed above for the second generation compound. In addition, MIC90 < 1 ug/mL versus the ENTEROCOCCI; MIC90's less than or equal to 4 ug/mL for gram negative pathogens such AS E. COLI, Klebsiella, and Bacteroides sp.

     -    Solubility required for practical IV formulation.

     - ADME, safety, and MAO-A profile as indicated above for second generation molecule; practical synthesis.

SCOPE OF THE COLLABORATION: Both Pharmacia & Upjohn (P&U) and Versicor have made significant investments in the oxazolidinone antibacterial area from their respective perspectives. P&U has made significant research investments in the field and has secured a leading position in the area with the clinical development of linezolid (PNU-100766). Both companies propose to implement a collaboration to identify later generation antibacterial compounds based on the oxazolidinone chemical template.

The following specific elements are suggested for the proposed collaboration:

1. A Joint Steering Committee (JSC) would be established with membership from both parties. a P&U representative would chair the JSC, and P&U would retain the right to decide any decision deadlocks.

2. Agreement would be reached by the JSC concerning the target specifications for second and third generation oxazolidinone Exploratory Candidates and the testing funnels to be implemented. This would include agreement on where compounds will be synthesized and where and how they will be tested. Each of these aspects could be shared or handled uniquely at one location.

3.   P&U would intend to explore with Versicor the following:

     - Examine Versicor's existing oxazolidinone database to identify any molecules that may already qualify as Exploratory Candidates.

     - Evaluate Versicor's novel oxazolidinone templates for further SAR work.

     - Provide Versicor with novel P&U oxazolidinone templates for combichem/parallel synthesis SAR expansion.

     - Transfer novel oxazolidinone combichem methods to P&U. This could involve short term visits to either site.

1. The JSC, working from the target specifications and a general understanding of current SAR, would propose specific oxazolidinone templates for expansion by combichem and/or parallel synthesis techniques at Versicor. Selection of templates for expansion and specific plans for expansion would be hypothesis driven.

2. Compounds synthesized would then be tested in the agreed upon test systems. The JSC would evaluate the results and determine next steps. SAR hypotheses would be modified as appropriate by the JSC.

3.   Inventorship would be according to international patent laws.

4. The JSC would ultimately approve selected compounds appropriate for optimization and determine which party would be responsible for this activity. This could be a shared responsibility.

5. The JSC would ultimately endorse compounds of interest which meet or exceed the target specifications and that are appropriate for further optimization leading to exploratory development. It is understood that P&U would be responsible for all activities following acceptance in the clinical development system.